EXHIBIT 95

MINE SAFETY VIOLATIONS AND OTHER LEGAL MATTER DISCLOSURES

PURSUANT TO SECTION 1503(a) OF THE DODD-FRANK WALL STREET

REFORM AND CONSUMER PROTECTION ACT

PacifiCorp and its subsidiaries operate certain coal mines and coal processing facilities (collectively, the “mining facilities”) that are regulated by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Safety Act”). MSHA inspects PacifiCorp’s mining facilities on a regular basis. The total number of reportable Mine Safety Act citations, orders, assessments and legal actions for the year ended December 31, 2011 are summarized in the table below and are subject to contest and appeal. The severity and assessment of penalties may be reduced or, in some cases, dismissed through the contest and appeal process. Amounts are reported regardless of whether PacifiCorp has challenged or appealed the matter. Coal reserves that are not yet mined and mines that are closed or idled are not included in the information below as no reportable events occurred at those locations during the year ended December 31, 2011. There were no mining-related fatalities during the year ended December 31, 2011.

	Mine Safety Act		Total Value of Proposed MSHA Assessments (in thousands)	Legal Actions
Mining Facilities	Section 104 Significant & Substantial Citations(1)	Section 104(b) Orders(2)		Pending(3)	Instituted During Period	Closed During Period
Deer Creek	18	—	$38	12	9	14
Bridger (surface)	6	—	10	4	3	5
Bridger (underground)	43	1	155	17	11	11
Cottonwood Preparatory Plant	1	—	—	—	—	—
Wyodak Coal Crushing Facility	—	—	—	—	—	—

(1)	Citations for alleged violations of mandatory health and safety standards that could significantly or substantially contribute to the cause and effect of a safety or health hazard under Section 104 of the Mine Safety Act.
(2)	For alleged failure to totally abate the subject matter of a Mine Safety Act Section 104(a) citation within the period specified in the citation. This order was abated on May 10, 2011.
(3)	Amounts are as of December 31, 2011 and (a) include contests of proposed penalties under Subpart C of the Federal Mine Safety and Health Review Commission’s procedural rules and (b) are not exclusive to citations, notices, orders and penalties assessed by MSHA during the reporting period.